Exhibit 5.1

[Wachtell, Lipton, Rosen & Katz Letterhead]

February 11, 2014

Webster Financial Corporation
Webster Plaza
145 Bank Street
Waterbury, Connecticut  06702

RE:	4.375% Senior Notes due 2024 by Webster Financial Corporation

Ladies and Gentlemen:

We have acted as special counsel to Webster Financial Corporation, a Delaware corporation (the “Company”), in connection with the proposed offering and sale by the Company of $150,000,000 aggregate principal amount of 4.375% Senior Notes due 2024 (the “Securities”) pursuant to the Underwriting Agreement, dated February 4, 2014 (the “ Underwriting Agreement”), between the Company and Jefferies LLC, as Representatives of the several Underwriters (each as defined therein). The Securities are to be issued pursuant to that certain Senior Debt Indenture, dated as of the date hereof, between the Company and The Bank of New York Mellon, as trustee (the “Trustee”), as supplemented by the Supplemental Indenture, dated as of the date hereof, between the Company and the Trustee (the “Indenture”).  In connection with the foregoing, you have requested our opinion with respect to the following matters.

For the purposes of giving the opinion contained herein, we have examined the (i) the Registration Statement on Form S-3 (Registration No. 333-178642) filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on December 20, 2011 by the Company; (ii) the preliminary prospectus dated February 4, 2014 (the “Preliminary Prospectus”) and the final prospectus dated February 4, 2014 forming a part thereof (the “Prospectus”) in connection with the offering and sale by the Company of the Securities; (iii) the Indenture and (iv) the form of the Securities.  We have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments, including the certificate of incorporation and bylaws of the Company, and have made such other investigations as we have deemed relevant and necessary in connection with the opinions set forth below.  As to questions of fact material to this opinion, we have relied, with your approval, upon oral and written representations of officers and representatives of the Company and certificates or comparable documents of public officials and of officers and representatives of the Company.

In making such examination and rendering the opinions set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to

Webster Financial Corporation
February 11, 2014

us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such documents, that all documents submitted to us as certified copies are true and correct copies of such originals and the legal capacity of all individuals executing any of the foregoing documents.  We have also assumed the valid authorization, execution and delivery of the Indenture and the Securities by each party thereto other than the Company, and we have assumed that each such other party (in the case of parties which are not natural persons) has been duly organized and is validly existing and in good standing under its jurisdiction of organization, that each such other party has the legal capacity, power and authority to perform its obligations thereunder and that each of the Indenture and the Securities constitutes the valid and binding obligation of all such other parties, enforceable against them in accordance with its terms.  In addition, the enforceability of indemnification provisions may be subject to public policy considerations. Furthermore, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Securities constitute a valid and legally binding obligation of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We are members of the bar of the State of New York, and we do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

This opinion letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.  We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.  We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC promulgated thereunder.

Webster Financial Corporation
February 11, 2014

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz